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                                                                    EXHIBIT 23.1


                      [LETTERHEAD OF HJ & ASSOCIATES, LLC]






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
National Health Partners, Inc.
Horsham, PA

We consent to the incorporation by reference in the registration statements on Form S-8 of National Health Partners, Inc., Registration Nos. 333-131379 and 333-131589, of our report dated March 20, 2006, with respect to the consolidated balance sheet of National Health Partners, Inc. and Subsidiary as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2005 and 2004, which report appears in the Annual Report on Form 10-KSB of National Health Partners, Inc. for its fiscal year ended December 31, 2005.


/s/  HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
March 20, 2006